Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
TSB Financial Corporation
(Exact name of registrant, as specified in its charter)

North Carolina	20-4814503
(State or other jurisdiction of	(I.R.S. Employer)
incorporation or organization)	Identification No.)
1057 Providence Road
Charlotte, North Carolina 28207

(Address of principal executive offices)
The Scottish Bank 1999 Employee Stock Option Plan
(Full title of the plan)
Jan H. Hollar
1057 Providence Road
Charlotte, North Carolina 28207

(Name and address of agent for service)
(704) 331-8686

(Telephone number, including area code, of agent for service)
Copy to:
Stephen M. Lynch
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
(704) 377-2536
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	97,000	$21.00(1)	$2,037,000(1)	$218.00

(1)	In accordance with Rule 457(h)(1) of Regulation C, the price for the shares is computed on the basis of the average high and low prices for shares of Common Stock on September 18, 2006 as reported on the Over-the-Counter Bulletin Board.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Preliminary Note
     TSB Financial Corporation is a recently organized corporation formed for the purpose of effecting a holding company reorganization of The Scottish Bank, a North Carolina banking association (the “Bank”), pursuant to a statutory share exchange that was completed on September 14, 2006. Pursuant to the share exchange, the registrant assumed the Bank’s stock options outstanding at the time of the share exchange, and the obligations of the Bank under the Bank’s existing option plans and stock purchase plan. Pursuant to the share exchange, the assumed options became exercisable to acquire the same number of shares of the registrant’s common stock. Prior to the share exchange, the Bank’s common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the share exchange, the registrant’s common stock is deemed registered under Section 12(g) of the Exchange Act pursuant to Rule 12(g)-3(a) thereunder. The Bank has filed its annual and quarterly report, proxy statements and other filings required under Section 13 of the Exchange Act with the Federal Deposit Insurance Corporation (“FDIC”) in accordance with Section 12(i) of the Exchange Act. Copies of such filings are available for inspection at the offices of the FDIC’s Accounting and Securities Disclosure Section located at 1776 F Street, N.W., Washington, DC 20429. Copies of the filings may also be obtained by contacting the FDIC’s Accounting and Securities Disclosure Section at (202) 898-8913, or by facsimile at (202) 898-8505.
Item 3.     Incorporation of Documents by Reference.
     The following documents are incorporated by reference into this registration statement:
     (a) the Bank’s annual report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the FDIC;
     (b) the Bank’s quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2006 filed with the FDIC;
     (c) the Bank’s current reports on Form 8-K filed with the FDIC on February 15, 2006, April 19, 2006, May 30, 2006 and June 27, 2006;
     (d) the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2006; and
     (e) the description of the registrant’s common stock included in its current report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2006.
     All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be part thereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description Of Securities.
     Not applicable.
Item 5.     Interests Of Named Experts And Counsel.
     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will give an opinion about the legality of the securities registered by this registration statement. Members of such firm beneficially owned approximately 1100 shares of our common stock as of the date of this registration statement.
Item 6.     Indemnification of Directors and Officers.
     Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The registrant’s articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.
     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.
     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The registrant’s articles of incorporation provide for indemnification to the fullest extent permitted under the Business Corporation Act, which means that the registrant may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard.
     Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.
     Additionally, Section 55-8-57(c) of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The registrant has purchased and maintains such insurance.
Item 7.     Exemption From Registration Claimed.
     Not applicable.
Item 8.     Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of TSB Financial Corporation, incorporated herein by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed on September 15, 2006.

4.2	Bylaws of TSB Financial Corporation, incorporated herein by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K filed on September 15, 2006.

5	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2	Consent of Dixon Hughes, PLLC

24.1	Power of Attorney of William B. Allen, dated September 1, 2006

24.2	Power of Attorney of James H. Barnhardt, Jr., dated August 26, 2006

24.3	Power of Attorney of William B. Barnhardt, dated August 30, 2006

24.4	Power of Attorney of Amy Rice Blumenthal, dated August 29, 2006

24.5	Power of Attorney of P.W. Davis, III, dated August 28, 2006

24.6	Power of Attorney of Jubal A. Early, dated August 30, 2006

24.7	Power of Attorney of William States Lee, IV, dated August 28, 2006

24.8	Power of Attorney of Donald J. Sherrill, dated August 29, 2006

24.9	Power of Attorney of Marc H. Silverman, dated August 28, 2006

24.10	Power of Attorney of John B. Stedman, Jr., dated August 24, 2006

24.11	Power of Attorney of David J. Zimmerman, dated August 28, 2006
Item 9.     Undertakings.
     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on September 15, 2006.

TSB Financial Corporation

By:	/s/John Stedman, Jr.

John B. Stedman, Jr., President and CEO
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 15, 2006.

By:	/s/John Stedman, Jr.

John B. Stedman, Jr., President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/Jan H. Hollar

Jan H. Hollar, Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/William B. Allen*

William B. Allen, Director

By:	/s/James H. Barnhardt, Jr.*

James H. Barnhardt, Jr., Director

By:	/s/William B. Barnhardt*

William B. Barnhardt, Director

By:	/s/Amy Rice Blumenthal*

Amy Rice Blumenthal, Director

By:	/s/P.W. Davis, III*

P.W. Davis, III, Director

By:	/s/Jubal A. Early*

Jubal A. Early, Director

By:	/s/William States Lee, IV*

William States Lee, IV, Director

By:	/s/Donald J. Sherrill*

Donald J. Sherrill, Director

By:	/s/Marc H. Silverman*

Marc H. Silverman, Director

By:	/s/David J. Zimmerman*

David J. Zimmerman, Director

*By:	/s/Jan H. Hollar

Jan H. Hollar, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of TSB Financial Corporation, incorporated herein by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed on September 15, 2006.

4.2	Bylaws of TSB Financial Corporation, incorporated herein by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K filed on September 15, 2006.

5	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2	Consent of Dixon Hughes, PLLC

24.1	Power of Attorney of William B. Allen, dated September 1, 2006

24.2	Power of Attorney of James H. Barnhardt, Jr., dated August 26, 2006

24.3	Power of Attorney of William B. Barnhardt, dated August 30, 2006

24.4	Power of Attorney of Amy Rice Blumenthal, dated August 29, 2006

24.5	Power of Attorney of P.W. Davis, III, dated August 28, 2006

24.6	Power of Attorney of Jubal A. Early, dated August 30, 2006

24.7	Power of Attorney of William States Lee, IV, dated August 28, 2006

24.8	Power of Attorney of Donald J. Sherrill, dated August 29, 2006

24.9	Power of Attorney of Marc H. Silverman, dated August 28, 2006

24.10	Power of Attorney of John B. Stedman, Jr., dated August 24, 2006

24.11	Power of Attorney of David J. Zimmerman, dated August 28, 2006